Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact
Kathleen Skarvan

Chief Executive Officer
Electromed, Inc.
952-758-9299
kskarvan@electromed.com

ELECTROMED, INC. REPORTS FY2013 SECOND QUARTER RESULTS

New Prague, Minnesota – February 13, 2013 – Electromed, Inc. (NYSE MKT: ELMD) today announced financial results for the three-month period ended December 31, 2012. Net revenues for the three months ended December 31, 2012, were approximately $3,856,000, a 19.5% decrease compared to net revenues of approximately $4,790,000 for the same period last year. The Company also announced net loss of approximately $411,000, or $0.05 per basic and diluted share, for the three months ended December 31, 2012, compared to net income of approximately $25,000, or $0.00 per basic and diluted share, for the same period last year. Net revenues decreased as a result of downward pressure on pricing and added administrative steps implemented by third party payers in the insurance claims process which has lengthened the approval process compared to the prior year. Net loss results were attributable to lower net revenues, offset by decreased expenses and operating efficiencies designed to better align expenses with demand.

Kathleen Skarvan, CEO, said, “While our results this quarter are disappointing, we are gaining momentum and positioning ourselves for sales growth going into fiscal year 2014. Our positive momentum is attributable to our re-branding strategy, hiring a veteran International sales manager focused on broadening our footprint in Latin America and the Middle East, our U.S. sales force being fully staffed in all strategic regions and realigning our reimbursement function to create a stronger focus on payer contracts and greater efficiencies. Additionally, it is important to highlight the strength of our balance sheet, which is strong enough to support us while we work through our current challenges.”

Gross profit decreased to approximately $2,514,000, or 65.2% of net revenues, for the three months ended December 31, 2012, compared to approximately $3,481,000, or 72.7% for the same period in fiscal 2012. The decrease in gross profit percentage was primarily the result of reduced leverage of manufacturing costs on lower revenue levels. The Company believes that as it grows sales, it will be able to leverage manufacturing costs more effectively and the gross profit percentage will return to more historical levels above 70%.

Operating expenses, which consist of selling, general, and administrative expenses and research and development expenses, were approximately $3,110,000 for the three months ended December 31, 2012, a decrease of approximately 8.0% over operating expenses for the same period last year. These decreases resulted from lower sales volume and lower associated selling costs; decreased payroll as a result of lower overall management compensation; and a reduction in marketing fees.

Electromed, Inc.
Results for the Three-Months Ended December 31, 2012

Total cash was approximately $1,006,000 as of December 31, 2012. For the three months ended December 31, 2012, net cash provided by operating activities was approximately $1,088,000, composed primarily of a decrease in the Company’s accounts receivables and inventory, which decreased approximately $690,000 and $406,000, respectively. Prepaid expenses and accounts payable and accrued liabilities increased approximately $85,000 and $272,000, respectively, during the three months ended December 31, 2012. An aggregate of $286,000 was used for investing activities during the three months ended December 31, 2012, for purchases of property and equipment. Cash used in financing activities was approximately $1,279,000, consisting primarily of $111,000 in payments of long-term debt and capital lease obligations, as well as payments on our revolving line of credit of $1,168,000.

“During my first two months with the company, since joining Electromed in December, I am even more confident we have the framework for growth, and plan to accelerate our strategies through the remainder of fiscal 2013,” added Skarvan. “The multi-pronged approach is on: increasing revenues, advancing our technology and aggressively managing our cost structure, while enhancing productivity by throughout the organization.”

About Electromed, Inc.

Electromed, Inc. manufactures, markets, and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System and related products, to patients with compromised pulmonary function. Further information about the Company can be found at www.electromed.com.

Cautionary Statements

Certain statements found in this release may constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the speaker’s current views with respect to future events and financial performance and include any statement that does not directly relate to a current or historical fact. Forward-looking statements can generally be identified by the words “believe,” “expect,” “anticipate” or “intend” or similar words. Forward-looking statements made in this release include the Company’s plans and expectations regarding sales momentum, sales growth, gross profit percentage, profitability, margins, and cost control. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Examples of risks and uncertainties for Electromed include, but are not limited to, the impact of emerging and existing competitors, the effectiveness of our sales and marketing initiatives, changes to reimbursement programs, as well as other factors described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this release.

Financial Tables Follow:

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Electromed, Inc. and Subsidiary

Condensed Consolidated Balance Sheets

	December 31, 2012	June 30, 2012
Assets	(Unaudited)
Current Assets
Cash and cash equivalents	$1,005,616	$1,702,435
Accounts receivable (net of allowances for doubtful accounts of $45,000)	9,725,142	10,850,859
Inventories	1,899,028	2,392,416
Prepaid expenses and other current assets	358,935	359,583
Income taxes receivable	605,744	340,744
Deferred income taxes	656,000	656,000
Total current assets	14,250,465	16,302,037
Property and equipment, net	3,481,373	3,170,014
Finite-life intangible assets, net	1,135,891	1,174,033
Other assets	276,582	274,940
Total assets	$19,144,311	$20,921,024

Liabilities and Equity
Current Liabilities
Revolving line of credit	$600,000	$1,768,128
Current maturities of long-term debt	66,191	254,020
Accounts payable	753,098	749,985
Accrued compensation	615,566	636,995
Warranty reserve	661,000	610,000
Other accrued liabilities	127,077	151,558
Total current liabilities	2,822,932	4,170,686
Long-term debt, less current maturities	1,356,961	1,390,003
Deferred income taxes	280,000	280,000
Total liabilities	4,459,893	5,840,689

Commitments and Contingencies

Equity
Common stock, $0.01 par value; authorized: 13,000,000; shares issued and outstanding: 8,114,252 shares	81,143	81,143
Additional paid-in capital	13,045,518	12,959,136
Retained earnings	1,557,757	2,040,056
Total equity	14,684,418	15,080,335
Total liabilities and equity	$19,144,311	$20,921,024

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Electromed, Inc. and Subsidiary

Condensed Consolidated Statements of Income (Unaudited)

	For the Three Months Ended December 31,		For the Six Months Ended December 31,
	2012	2011	2012	2011

Net revenues	$3,856,370	$4,790,344	$7,887,656	$10,169,262
Cost of revenues	1,342,002	1,309,064	2,552,455	2,618,631
Gross profit	2,514,368	3,481,280	5,335,201	7,550,631

Operating expenses
Selling, general and administrative	3,000,532	3,130,799	5,816,544	6,530,602
Research and development..	109,250	250,339	210,440	467,425
Total operating expenses	3,109,782	3,381,138	6,026,984	6,998,027
Operating income (loss)	(595,414)	100,142	(691,783)	552,604
Interest expense, net of interest income of $10,975, $1,634, $15,322, and $3,662 respectively	25,777	43,588	62,516	87,511
Net income (loss) before income taxes	(621,191)	56,554	(754,299)	465,093

Income tax benefit (expense)	210,000	(32,000)	272,000	(195,000)
Net income (loss)	$(411,191)	$24,554	$(482,299)	$270,093

Earnings (loss) per share:
Basic and diluted	$(0.05)	$0.00	$(0.06)	$0.03

Weighted-average common shares outstanding:
Basic	8,114,252	8,101,745	8,114,252	8,101,330
Diluted	8,114,252	8,125,458	8,114,252	8,121,971

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Electromed, Inc. and Subsidiary

Condensed Consolidated Statements of Cash Flows (Unaudited)

	For the Six Months Ended December 31,
	2012	2011
Cash Flows From Operating Activities
Net income (loss)	$(482,299)	$270,093
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	231,918	193,790
Amortization of finite-life intangible assets	66,234	60,199
Amortization of debt issuance costs	6,377	6,066
Share-based compensation expense	86,382	62,108
Loss on disposal of property and equipment	22,020	9,865
Changes in operating assets and liabilities:
Accounts receivable	1,125,717	(1,111,600)
Inventories	493,388	(541,677)
Prepaid expenses and other assets	(272,371)	(138,627)
Accounts payable and accrued liabilities	(74,972)	(343,091)
Net cash provided by (used in) operating activities	1,202,394	(1,532,874)

Cash Flows From Investing Activities
Expenditures for property and equipment.	(482,122)	(618,966)
Expenditures for finite-life intangible assets	(28,092)	(22,650)
Net cash used in investing activities	(510,214)	(641,616)

Cash Flows From Financing Activities
Net payments on revolving line of credit	(1,168,128)	—
Principal payments on long-term debt including capital lease obligations	(220,871)	(189,056)
Payments of deferred financing fees	—	(10,526)
Proceeds from warrant exercises	—	5,301
Proceeds from subscription notes receivable	—	22,500
Net cash used in financing activities	(1,388,999)	(171,781)
Net decrease in cash and cash equivalents	(696,819)	(2,346,271)
Cash and cash equivalents
Beginning of period	1,702,435	4,091,739
End of period	$1,005,616	$1,745,468

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